UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2018

Unit Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-9260	73-1283193
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8200 South Unit Drive, Tulsa, Oklahoma	74132
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (918) 493-7700

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     [ ]

Item 1.01. Entry into a Material Definitive Agreement.

On March 28, 2018, the Company entered into a purchase and sale agreement (the “Agreement”) with SP Investor Holdings, LLC, a holding company jointly owned by OPTrust and funds managed and/or advised by Partners Group, a global private markets investment manager (the “Purchaser”), under which the Company has agreed to sell to Purchaser 50% of the ownership interests in the Company’s wholly-owned midstream affiliate, Superior Pipeline Company, L.L.C. (“Superior”).

The Company will receive approximately $300 million in cash, subject to customary transaction fees, purchase price adjustments, and the closing of the transaction. The closing of the transaction contemplated by the Agreement is anticipated to occur on April 3, 2018.

The Agreement includes customary representations, warranties, and covenants for a transaction of this nature, including that the Company and the Purchaser will indemnify each other for losses arising from certain breaches of the Agreement and for certain other liabilities. The consummation of the transaction contemplated by the Agreement is also subject to certain specified customary closing conditions, receipt of certain deliverables, and termination rights for the parties. There is no assurance that all of the conditions to the consummation of the Agreement will be satisfied.

Superior buys, sells, gathers, processes, and treats natural gas for third parties and for the Company’s oil and natural gas segment. It operates three natural gas treatment plants, 13 processing plants, 22 active gathering systems, and approximately 1,455 miles of pipeline. Its processing capacity is 340 million cubic feet per day. Superior and its subsidiaries operate in Oklahoma, Texas, Kansas, Pennsylvania, and West Virginia.

     The above description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is expected to be filed with the Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018. The Agreement is not intended to provide any other factual information about the Company or the parties to the Agreement.

The representations, warranties and covenants obtained in the Agreement were made only for purposes of the Agreement as of the specific dates therein, were solely for the benefit of the parties to the Agreement, may be subject to limitations agreed on by the contracting parties, including being qualified by disclosures made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 7.01. Regulation FD.

The Company issued a press release dated March 29, 2018, announcing that it had signed a definitive agreement to sell 50% of its ownership interests in Superior. A copy of the press release is furnished as Exhibit 99.1 to the current report and is incorporated in this current report by reference.

In accordance with General Instruction B.2 of Form 8-K, the press release is deemed to be “furnished” and will not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor will such information and Exhibit be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release dated March 29, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unit Corporation

Date: March 29, 2018	By:	/s/ Mark E. Schell
Mark E. Schell Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.        Description

99.1	Press release dated March 29, 2018.